UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 5, 2012

GALENA BIOPHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33958	20-8099512
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

310 N. State Street, Suite 208 Lake Oswego, Oregon 97034
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (855) 855-4253

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 5, 2012, Galena Biopharma, Inc. (“we,” “our” or the “Company”) entered into a further amendment to the securities purchase agreement, dated as of September 24, 2011, among the Company, RXi Pharmaceuticals Corporation (“RXi”), and Tang Capital Partners, LP and RTW Investments, LLC (collectively, the “Investors”) in order to extend until March 31, 2012 the date after which the securities purchase agreement may be terminated by either party if the closing shall not have occurred and the maturity date of the outstanding convertible promissory notes of RXi held by the Investors.

Item 8.01	Other Events.

We recently announced that our board of directors had declared a conditional dividend on Galena common stock of one share of common stock of our RXi Pharmaceuticals Corporation subsidiary for each outstanding share of Galena common stock. The dividend of RXI shares will be made pursuant to the registration statement filed by RXi with the Securities and Exchange Commission and declared effective on February 14, 2012.

The dividend will be payable, subject to certain conditions, to our stockholders as of close of business (Eastern time) on March 8, 2012, the record date for the distribution, in the ratio of one RXi share for each share of Galena common stock held as of the record date. Our board of directors has not set a payment date for the distribution, but we anticipate that the payment date for the distribution of the shares will occur as soon as possible, and in any event within 60 days, following the record date. The distribution of RXi shares will be taxable to Galena stockholders who receive RXi shares in the distribution.

The establishment of a payment date for the distribution is dependent upon the timing of the effectiveness of an application filed with the Financial Industry Regulatory Authority, or FINRA, to permit RXi common stock to be traded in the OTC Markets Group under the symbol “RXII.” The payment of the distribution also will be conditioned upon the closing of the investment in RXi under the securities purchase agreement among Galena, RXi and the Investors. There is no assurance, therefore, whether or when the payment and distribution of the RXi shares will be completed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GALENA BIOPHARMA, INC.

Date: March 7, 2012	By:	/s/ Mark J. Ahn
Mark J. Ahn, Ph.D.
President and Chief Executive Officer